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                          LINUX GLOBAL PARTNERS, INC.

                                     PUT

         To Purchase Ximian, Inc. Series A Convertible Preferred Stock
                              From Medicore, Inc.

                                                      Dated: January 24, 2003

     WHEREAS, Linux Global Partners, Inc. ("LGP") had invested in Ximian, Inc. ("Ximian," formerly Helix Code, Inc.), having acquired 823,163 shares of series A convertible preferred stock, which subsequent to Ximian's stock split became 4,115,815 shares of series A convertible preferred stock (the "Put Shares");

     WHEREAS, LGP borrowed $2,250,000.00 from Medicore, Inc. (the "Putholder") from January 27, 2000 through November 27, 2002, under an Investment and Loan Agreement and Secured Promissory Note, as amended from time to time, at an interest rate of 10% per annum, and related loan and security agreements (the "Loan Documents," which term includes the financing statements filed for the Collateral (as defined below)), which indebtedness together with accrued interest amounts to an aggregate of $2,813,930, representing $2,250,000 in principal and $528,930 in accrued interest as of the date of the expiration of Ximian's, its Founders' and Investors' rights of first refusal to purchase the Put Shares, if any of them so desire, inclusive of costs of collection, including counsel fees, estimated at approximately $35,000, without consideration of any potential litigation (the "Indebtedness"), which, if such occurs, will be added to the Indebtedness;

     WHEREAS, LGP secured its Indebtedness to the Putholder with all of LGP's right, title and interest, investments in and security interests of the Put Shares, Linux Utility Company, GNU Money, Inc., TreLos, Inc., Heimdall, Codeweavers, Inc., KT Tech, Linux Magazines, and any other entity, corporation and business in which LGP shall have or obtain any such right, title and interest of any kind; all instruments, documents, securities, and the proceeds of any of the foregoing, owned by LGP or in which it has or may hereafter acquire an interest; all ledger sheets, files, records, documents, blueprints, drawings and instruments (including, without limitation, computer programs, tapes and related electronic data processing software) evidencing an interest in or relating to the foregoing; and all proceeds and products of the collateral described above, including, without limitation, all claims against third parties for damage to or loss or destruction of any of the foregoing, including insurance proceeds, and accounts, contract rights, chattel paper and general intangibles arising out of any sale, lease or other disposition of any of the foregoing (the "Collateral"), and for which Collateral the Putholder filed a UCC-1 financing statement ("UCC-1") as a priority secured creditor;

     WHEREAS, LGP, subsequent to the borrowing of the Indebtedness and execution of the Loan Documents and execution of the UCC-1 for the Collateral, proceeded to execute a variety of agreements with Ximian relating to its investment in that company, representing it had no commitment to dispose of and agreeing to restrictions on transfer of the Put Shares, as well as providing Ximian and its Founders and Investors as defined in the Ximian investment agreements with rights of first refusal and co-sale rights relating to the Put Shares;

     WHEREAS, LPG has defaulted under the Loan Documents, compelling the Putholder to offer the Put Shares for sale at a properly noticed public action in an attempt to satisfy LGP's Indebtedness to the Putholder;

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     WHEREAS, LGP, through its investment agreements with Ximian, has wrongfully impaired Putholder's ability to enforce its rights and remedies as holder of a first and best security interest in the Collateral, and in particular with respect to the Put Shares, which conduct may wrongfully depress the value realizable upon Putholder's sale of the Put Shares;

     WHEREAS, LGP's actions may therefore cause Putholder to bid for and acquire the Put Shares to satisfy the Indebtedness which Put Shares may thereby have a substantially lower value than as represented by LGP and as the Indebtedness, and to avoid further damages to LGP and the Putholder; and

     WHEREAS, to avoid the expense, effort and time involved in a litigation relating to wrongful conduct of LGP with respect to its borrowings from the Putholder, the Indebtedness, and its investment in and investment agreements with Ximian, and to avoid substantial damages to the Putholder, the parties are entering into this Put.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the avoidance of litigation as provided in the WHEREAS clauses, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound, enter into this Put and agree as follows.

     1. Incorporation of WHEREAS Clauses. All of the WHEREAS clauses are incorporated in this Section 1 as if set forth herein in full, and are intended to be substantive portions of this Put.

     2. Put. Putholder is entitled, to the extent it has acquired the Put Shares to satisfy the Indebtedness due it from LGP, to require LGP during the Exercise Period (as defined below) to purchase and LGP agrees to purchase the Put Shares for an aggregate of $3,100,000, or any portion of the Put Shares as the Putholder, at its discretion, may determine to sell to LGP, at $.753 per Put Share, subject to adjustment from time to time pursuant to the provisions of this Put (the "Purchase Price"), in lawful money of the United States of America.

     3. Collateral. Simultaneously with the execution of this Put, LGP continues its pledge of and the security interest in the Collateral, exclusive of the Put Shares now owned by the Putholder, in favor of the Putholder as reflected in the UCC-1 in order to secure the Purchase Price and the performance of the obligations of LGP under this Put. The Collateral, exclusive of the Put Shares, is more particularly delineated in the third WHEREAS clause, and is incorporated in this Section 3 as if set forth herein in full.

     4. Exercise Period. The Put may be exercised at any time and from time to time for a period of 60 days from 12 months from the date of this Put, which exercise period shall commence on January 25, 2004 and end at the close of business on March 24, 2004 (the "Exercise Period").

     5.  Exercise of Put.

         5.01 Exercise. Pursuant to the terms and conditions of this Put, the Putholder may exercise the Put in whole or in part by providing written notice to LGP and by delivering the Put to LGP. Within five days after receipt of such written notice, LGP shall deliver to the Putholder a certified check, a bank cashier's check, or funds by wire transfer to a bank account designated by the Putholder, in an amount equal to the then aggregate Purchase Price for the Put Shares Put to and being purchased by LGP, and if by certified or bank check, at the Putholder's principal office, 777 Terrace Avenue, Hasbrouck Heights, NJ 07604. The Putholder shall simultaneously execute or cause to be executed and delivered to LGP a stock power or stock powers with signatures guaranteed, together with the original certificate or certificates representing the aggregate number of Put Shares specified in said notice of election. If this

Put shall have been exercised only in part, LGP shall deliver to the Putholder a new Put evidencing the rights of such Putholder to require LGP to purchase the remaining Put Shares covered by this Put.

         5.02 Acknowledgement of Rights. LGP will, upon request of the Putholder, acknowledge in writing its continuing obligation in respect of any rights to which such Putholder shall be entitled; provided that the failure of such Putholder to make any such request shall not affect the continuing obligation of LGP to such Putholder in respect of such rights.

         5.03 Character of Put Shares. All Put Shares transferred upon the exercise of this Put shall be free and clear of all liens, claims or encumbrances whatsoever, other than limitations and restrictions imposed by the federal and state securities laws, or other limitations and restrictions imposed by virtue of the investment and related agreements between LGP and Ximian, or otherwise imposed by third parties without any action by or fault of the Putholder.

     6. Exchange and Replacement. This Put is exchangeable upon the surrender hereof by the registered holder to LGP at its office or agency described in Section 10, for new Puts of like tenor and date representing in the aggregate the right to require LGP to purchase the number of Put Shares purchasable hereunder, each of such new Puts to represent the right to purchase such number of Put Shares as shall be designated by said registered holder at the time of surrender. Upon receipt by LGP of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Put, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to LGP, and upon surrender and cancellation of this Put, if mutilated, LGP will make and deliver a new Put of like tenor, in lieu of this Put. This Put shall be promptly cancelled by LGP upon the surrender hereof in connection with any exchange, transfer or replacement.

     7.  Anti-Dilution Provisions.

         7.01 Adjustment of Purchase Price. The Purchase Price shall be subject to adjustment from time to time as hereinafter provided. Upon each adjustment of the Purchase Price, the Putholder shall be entitled to require LGP to purchase from the Putholder, at the Purchase Price resulting from such adjustment, the number of Put Shares (calculated to the nearest whole share) obtained by multiplying the Purchase Price in effect immediately prior to such adjustment by the number of Put Shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Purchase Price resulting from such adjustment.

         7.02 Stock Splits and Reverse Splits. In case at any time Ximian shall subdivide its outstanding class of preferred which are the same class as the Put Shares into a greater number of shares, the Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Put Shares purchasable pursuant to this Put immediately prior to such subdivision shall be proportionately increased, and conversely, in case at any time Ximian shall combine its outstanding class of preferred which are the same class as the Put Shares into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall be proportionately increased and the number of Put Shares purchasable upon the exercise of this Put immediately prior to such combination shall be proportionately reduced. Similar adjustments shall be made to the Put for any recapitalizations, dividends or other reorganizations by Ximian.

     8.  Special Agreements of LGP.  LGP covenants and agrees that:

         8.01 Will Avoid Certain Actions. LGP will not, by amendment of its articles of incorporation, by-laws, or through any reorganization, transfer of assets, consolidation, merger, issue or sale of securities or otherwise, avoid or take any action which would have the effect of avoiding the observance or performance of any of the terms to be observed or performed hereunder by LGP, but will at all times in good faith assist in carrying out all of the provisions of this Put and in taking all of such action as may be necessary or appropriate in order to protect the rights of the holders of this Put against any impairment.

         8.02 Will Bind Successors. This Put shall be binding upon any person succeeding to LGP by merger, consolidation or acquisition of all or substantially all of LGP's assets or otherwise.

     9. Severability. Any term, provision, covenant or restriction contained in this Put held by a court of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Put nor the validity or enforceability thereof shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Put that is found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

     10. Notices. Any notice required or permitted to be given in this Put shall be in writing and shall be deemed to be properly given when sent by registered or certified mail, return receipt requested, by Federal Express, DHL, or other guaranteed overnight delivery service, or by facsimile transmission or by confirmed email, addressed as follows:

         If to LGP:       Linux Global Partners, Inc.
                          41-51 East 11th Street, 11th Floor
                          New York, NY 10003
                          Attn: Frederick H. Berenstein, Co-Chairman

         With copies to:



         If to Putholder: Medicore, Inc.
                          777 Terrace Avenue
                          Hasbrouck Heights, NJ 07604
                          Attn: Thomas K. Langbein, Chairman of the Board,
                                CEO and President

         With copies to:  Lawrence E. Jaffe, Esq.
                          777 Terrace Avenue
                          Hasbrouck Heights, NJ 07604

or as to any of the foregoing, to such other address as any such party may give the others notice of pursuant to this Section 10, provided that a change of address shall only be effective upon receipt.

     All notices, requests and other communications hereunder shall be deemed to have been received (i) if by hand, at the time of delivery thereof to the receiving party at the address of such party as set forth above or as so designated, (ii) if made by telecopy, facsimile, transmission or email, at the time the receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

     11. Remedies. In the event LGP fails to complete the purchase of the Put Shares to which this Put relates in accordance with the terms hereof, the Putholder shall have all rights at law or in equity to which the Putholder may be entitled, including, but not limited to, the right of the Putholder to levy and otherwise exercise upon the Collateral in which the Putholder then has a security interest.

     Further, the parties hereto agree that if for any reason either the Putholder or LGP shall have failed to perform their respective obligations under this Put, then either party hereto seeking to enforce this Put against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or equitable relief. This provision for specific performance is without prejudice or any other rights that either party to this Put may have against the other party, or any failure to perform its obligations under this Put.

     12. Indemnity. LGP hereby agrees to indemnify the Putholder and hold the Putholder harmless of and from any and all costs, expenses, liabilities, claims, actions and causes of action, including reasonable attorneys fees incurred in connection therewith, or arising out of this Put or Putholder's enforcement of the terms and obligations hereof; provided, however, that any such cost, expense, liability, action, claim, loss or other matter is not the result of the material breach by the Putholder of any of the terms and conditions contained in this Put.

     13.  Miscellaneous.

          13.01 Governing Law. This Put shall be governed by, and construed in accordance with, the substantive laws of the State of New Jersey (without regard to conflict of laws provisions).

          13.02 Expenses. Otherwise than as provided for in this Put, each of the parties shall pay their own costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          13.03. Entire Agreement. Except as otherwise expressed or provided in this Put, this Put contains the entire agreement between the parties with respect to the subject matter contemplated in this Put, and supersedes all prior arrangements or understandings with respect thereto, written or oral.

          13.04 Successors; Third Party Beneficiaries. The terms and conditions of this Put shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Put, express or implied, is intended to confer upon any party, other than the parties hereto and any Putholder, and their respective successors and assigns, any rights, remedies, allegations, or liabilities under or by reason of this Put, except as expressly provided herein.

          13.05 Waivers; Amendments. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or of the same right with respect to any subsequent occasion for its exercise, or of any right to damages or specific performance. No waiver by any party of any breach of this Put shall be held to constitute a waiver of any other breach or a continuation of the same breach. All remedies provided by this Put are in addition to all other remedies provided by law. Any provision of this Put may be waived at any time by the party that is entitled to the benefits of such provision. This Put may not be modified, amended or altered, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          13.06 Counterparts. This Put may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          13.07 Headings. Headings in this Put are included for reference only, and shall have no effect upon the construction or interpretation of any part of this Put.

     14. Authorization. LGP has all the requisite right, power, legal capacity and authority, individual, corporate and otherwise, to enter into this Put and to assume and perform its obligations hereunder. The execution and delivery of this Put and the performance by LGP of its obligations hereunder have been duly authorized by its board of directors, and this Put is a binding and enforceable Put of LGP according to its terms. The execution, delivery and performance of this Put by LGP will not result in any violation of and will not conflict with, or result in any breach of any of the terms of or constitute a default under, or constitute an event which with notice or the passage of time or both would constitute a default under, any provision of any law to which LGP is subject, any of its articles of incorporation and by-laws, or any mortgage, indenture, agreement, instrument, judgment, decree, or rule or resolution or other restriction to which LGP or the Collateral or its properties are subject or otherwise bound.

     No action, approval, consent or authorization, including but not limited to any action, approval or consent of any shareholder, noteholder, partner, or order of any court or governmental agency, commission, board, bureau or instrumentality, otherwise than as specifically provided in this Put, is necessary in order to constitute this Put as a valid, binding and enforceable obligation of LGP in accordance with its terms.

     IN WITNESS WHEREOF, LGP has caused this Put to be signed by its duly authorized officers under its corporate seal, attested by its duly authorized officer, as of the date first above written.


ATTEST:                                LINUX GLOBAL PARTNERS, INC.,
                                       a Delaware Corporation

/s/                                       /S/ Frederick H. Berenstein
----------------------------------     By:-----------------------------------
Name:                                     FREDERICK H. BERENSTEIN,
Title:                                    Co-Chairman

/s/                                       /s/ Wm. Jay Roseman
----------------------------------     By:-----------------------------------
Name:                                     WM. JAY ROSEMAN, Co-Chairman
Title:

                                                             [CORPORATE SEAL]





7



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